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                                                                     EXHIBIT 2.2

                             CERTIFICATE OF MERGER

                                       OF

                                THOUGHTSTAR, INC.

                            (a Delaware corporation)

                                      INTO

                           NETRIGHT TECHNOLOGIES, INC.

                            (a Delaware corporation)

        Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware, NetRight Technologies, Inc., a Delaware corporation ("Surviving Corporation") does hereby certify to the following information relating to the merger of THOUGHTSTAR, Inc., a Delaware corporation ("Merging Corporation"), with and into the Surviving Corporation (the "Merger"):

        FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

                     Name                     State of Incorporation
          ---------------------------         ----------------------
          NetRight Technologies, Inc.                Delaware

          THOUGHTSTAR, Inc.                          Delaware

        SECOND: That an Agreement and Plan of Reorganization dated as of April 11, 2000, by and among the Merging Corporation, the Surviving Corporation and iManage, Inc., a Delaware corporation (the "Agreement and Plan of Reorganization"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of subsection (c) of Section 251 of the General Corporation Law of the State of Delaware.

        THIRD: That the name of the corporation surviving the merger is NetRight Technologies, Inc.

        FOURTH: That the Certificate of Incorporation of NetRight Technologies, Inc., shall, as of the Effective Time of the Merger, be the Certificate of Incorporation of the Surviving Corporation.

        FIFTH: That the executed Agreement and Plan of Reorganization is on file at the principal place of business of the Surviving Corporation. The address of said principal place of business is 2121 South El Camino Real, Suite 400, San Mateo, California 94403.

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        SIXTH: That a copy of the Agreement and Plan of Reorganization will be furnished by the Surviving Corporation upon request and without charge to any stockholder of the Merging Corporation or the Surviving Corporation.

        SEVENTH: This Certificate of Merger shall be effective at 11:59 p.m., Delaware time, on June 21, 2000.


        IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed by its duly authorized officer this 21st day of June, 2000.



                                   NetRight Technologies, Inc.
                                   (a Delaware corporation)


                                   By:     /s/ Mahmood Panjwani
                                      ------------------------------------------
                                           Mahmood Panjwani